Exhibit 99.2

Consent of Jefferies LLC

EPR Properties

909 Walnut Street

Kansas City, MO 64106

We hereby consent to the inclusion of our opinion letter dated November 1, 2016 to the Board of Directors and the Special Committee of the Board of Directors (in their capacities as such) of CNL Lifestyle Properties, Inc. (“CNL”) included as Appendix D, and to the references thereto under the captions “Summary – Opinions of the Financial Advisors” and “Proposal One – The Sale Proposal - Opinion of the Financial Advisor to the Company” in the joint proxy statement/prospectus relating to the proposed sale of substantially all of the Company’s assets to EPR Properties (“EPR”) and Ski Resort Holdings LLC, which joint proxy statement/prospectus forms a part of this Registration Statement on Form S-4 of EPR. In giving the foregoing consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

JEFFERIES LLC

By:	/s/ Charles Stocks
Name:	Charles Stocks
Title:	Managing Director, M&A

New York, New York

December 14, 2016